Exhibit 10.64

As of May 7, 2019

Robert J. Binder

President and Chief Executive Officer, Oceania Cruises

Vice Chairman, Oceania Cruises and Regent

7665 Corporate Center Drive

Miami, Florida 33126

Re:Amendment to Employment Agreement

Dear Robert:

You are a party to an Employment Agreement dated as of September 16, 2016 by and among you and Prestige Cruise Services LLC  (the “Company”) (the “Employment Agreement”),  This letter agreement (this “Agreement”), effective as of the date hereof, constitutes an amendment of the Employment Agreement. Unless otherwise stated, all capitalized terms used in this Agreement shall be as defined in the Employment Agreement.

1.	Continuation of Employment

The Period of Employment is extended through and, unless otherwise agreed by the parties and subject to earlier termination pursuant to Section 5  of the Employment Agreement, will end on March 31, 2021 or such extended date as provided below (the “Termination Date”); provided, however, that the Employment Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended through the next December 31st on the Termination Date and each anniversary of December 31st thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18 of the Employment Agreement). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in the Employment Agreement.

2.	Equity Awards

In consideration for the extension of the Period of Employment through March 31, 2021, upon a termination of your employment with the Company by the Company without Cause or by you for Good Reason, or by the Company due to your death or Disability, or in the event that your employment terminates on March 31, 2021 (or such other date as may be agreed to by both parties) as a result of the expiration of the Period of Employment, all Norwegian Cruise Line Holdings Ltd. (“NCLH”) restricted share units (“RSUs”) that are then outstanding and unvested shall in the case of such RSUs that are subject to time-based vesting (including any RSUs that were subject to performance-based vesting as to which the applicable performance conditions have been satisfied and remain outstanding subject to only time-based vesting conditions),  vest. Following the date of this Agreement, any equity awarded to you by the Compensation Committee of NCLH will only be subject to time-based vesting requirements or performance-based vesting requirements that do not extend beyond the Termination Date. Any acceleration of vesting pursuant to this paragraph (other than as a result of your death) shall be subject to the condition that you sign a general release agreement in substantially the form of Exhibit A attached to the Employment Agreement (with such amendments that may be necessary to ensure the release is enforceable to the fullest extent permissible under then applicable law) within twenty-one days following the termination of your employment with the Company and you not revoking such release. The accelerated vesting provided for pursuant to this paragraph shall be in addition to your rights to receive accelerated vesting pursuant to Section 5.3(c) of the Employment Agreement for a qualifying termination of employment in connection with a Change in Control.

Other than as explicitly set forth herein, unvested RSUs and options shall be forfeited upon your employment termination.

3.	Legal Updates

To the extent possible, this Agreement is to be construed and interpreted in accordance with, and to avoid any tax, penalty, or interest under, Section 409A of the Code.

The addresses for notices pursuant to Section 18 of the Employment Agreement are amended to be as follows (subject to future updates in accordance with such section):

If to the Executive:to the Executive’s last address most recently on file in the payroll records of the Company

If to the Company:

Prestige Cruise Services LLC

7665 Corporate Center Drive

Miami, FL 33126

Facsimile: (305) 436-4111

Attn: Executive Vice President and Chief Talent Officer

and to:

Prestige Cruise Services LLC

7665 Corporate Center Drive

Miami, FL 33126

Facsimile: (305) 436-4101

Attn: Executive Vice President and General Counsel

4.	Effect on the Employment Agreement

Except as modified pursuant to this Agreement, the Employment Agreement shall remain in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to  the Employment Agreement as amended hereby. To the extent that a provision of this Agreement conflicts with or differs from a provision of the Employment Agreement, such provision of this Agreement shall prevail and govern for all purposes and in all respects.

5.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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Sincerely,

Prestige Cruise Services LLC

By:/s/Frank J. Del Rio

Frank J. Del Rio

AGREED AND ACCEPTED:

/s/Robert J. Binder

Robert J. Binder

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